Raj Koneru
                                10 Chamonix Lane
                           Marlboro, New Jersey 07746


                                  May 22, 2002


The Board of Directors
Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837

Gentlemen:

     This letter confirms my resignation from the Board of Directors of Intelligroup, Inc. (the "Company") effective today, May 22, 2002. My decision to resign is based on several factors, including the following:

     1. I continue to disagree with the strategic direction of the Company, as I have indicated on a number of occasions during meetings with the Board of Directors.

     2.   I have not been informed of certain  events and decisions  made by the
          Board  of   Directors   and  the   Management,   which  have  made  me
          uncomfortable while representing all the shareholder's interests.

     Pursuant to the instructions to SEC Form 8-K, Item 6, I hereby request that my resignation and the reasons for my resignation be disclosed on Form 8-K, to be filed on a timely basis, and that this letter be filed as an Exhibit to such Form 8-K.


                                  Very truly yours,

                                  /s/ Raj Koneru

                                  Raj Koneru